Exhibit 99.4

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

MANCHESTER, CT – July 26, 2005 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2005.

Net sales increased for the second quarter and six months ended June 30, 2005 by 9.1 percent and 4.7 percent, respectively. Net income for the quarter and six months ended June 30, 2005 was $2.1 million, or $.13 per diluted share, and $2.7 million, or $.17 per diluted share, respectively. This compares with net income of $0.6 million, or $.04 per diluted share, and $1.6 million, or $.10 per diluted share, for the second quarter and six months ended June 30, 2004, respectively. Net income for the quarter and six months ended June 30, 2004 included pretax charges totaling $2.6 million and $4.0 million, respectively, related to the consolidation of the Company’s domestic automotive operations and one-time legal expenses.

David Freeman, President and CEO of Lydall, commented on the quarter, “Although sales of filtration and vital fluids products declined, strong automotive sales, both domestically and in Europe, fueled 9 percent growth in the quarter. Lower sales in the filtration and vital fluids businesses resulted in lower profits, but sales increases at our domestic automotive operations did not translate to commensurate profit increases. An influx of new business coupled with the continued disruption of integrating the manufacturing operations of the closed Columbus plant into our Hamptonville operation led to increased temporary labor costs and process inefficiencies. However, the new St. Nazaire plant, which was in start-up mode last year, was profitable in the quarter, and our German operation also recorded sales and earnings growth.

“Overall operating results are unsatisfactory. We must improve our margins, and to address this, we have several programs underway targeting profitability improvement, both for the short-term and the long-term. Of particular note, we have launched Lean Six Sigma company-wide. We expect Lean Six Sigma to lead to meaningful process and product quality improvements.”

Results for the Second Quarter Ended June 30, 2005

Net sales for the second quarter were $81.5 million compared with $74.7 million for the same period in 2004 – a 9.1 percent increase. Excluding the favorable impact of foreign currency translation, net sales for the second quarter of 2005 were 7.7 percent higher than the prior year period. Excluding the favorable impact of foreign currency translation, Thermal/Acoustical Segment net sales increased by 20.5 percent, Filtration/Separation Segment net sales declined by 18.3 percent, and net sales of Other Products and Services increased by 9.1 percent for the second quarter of 2005 compared with the same quarter last year.

Foreign currency translation had a minimal favorable impact on pretax income for the second quarter of 2005.

For the second quarter of 2005, gross margin on net sales was 21.2 percent compared with 20.9 percent for the second quarter of 2004. After removing the impact of restructuring charges related to the consolidation of the domestic automotive facilities and the negative gross margin performance related to the start-up activity of the automotive operation in France from 2004 results, overall gross margin on net sales declined by 2.2 percentage points for the second quarter of 2005 compared with the same period of 2004. After adjusting for these items, gross margin on net sales was relatively flat for the Thermal/Acoustical Segment as strong margin improvement from the European automotive operation was offset by lower margin performance in the domestic automotive and industrial thermal operations. Filtration/Separation Segment gross margin was 5.3 percentage points lower for the quarter primarily due to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs in the period for filtration products. Other Products and Services also posted lower gross margin performance for the period.

Selling, product development and administrative expense was $13.4 million, or 16.5 percent of net sales, compared with $14.2 million, or 19.0 percent of net sales, for the second quarter of 2004. Sarbanes-Oxley Section 404 compliance costs were $0.6 million lower in the second quarter of 2005 than in the same quarter last year. Also, one-time legal expenses of $1.1 million impacted the second quarter of 2004. Excluding these impacts from the second quarter of 2004, selling, product development and administrative expenses increased by $0.9 million. The biggest component of the increase in the second quarter of 2005 related to the St. Nazaire operation becoming fully operational versus being a start-up facility in the same period last year.

Net cash provided by operating activities was $7.2 million for the second quarter of 2005 compared with $9.6 million for the second quarter of 2004.

Results for the Six Months Ended June 30, 2005

Net sales for the six months ended June 30, 2005 were $154.0 million compared with $147.1 million in 2004 – a 4.7 percent increase. Excluding the favorable impact of foreign currency translation, net sales for the first six months of 2005 were 3.3 percent higher than the prior year period. Excluding the favorable impact of foreign currency translation, Thermal/Acoustical Segment net sales increased by 13.2 percent, Filtration/Separation Segment net sales declined by 18.2 percent, and net sales of Other Products and Services increased by 6.4 percent in the first six months of 2005 compared with the same period in 2004.

Foreign currency translation had a minimal favorable impact on pretax income for the first six months of 2005.

For the first six months of 2005, gross margin on net sales was 21.7 percent compared with 20.9 percent for the same period of 2004. Excluding the impact of restructuring charges related to the consolidation of the domestic automotive facilities and the negative gross margin performance related to the start-up activity of the automotive operation in France from 2004 results, overall gross margin on net sales declined by 1.6 percentage points for the six-month period ended June 30, 2005 compared with the same period last year. After adjusting for these items, gross margin on net sales declined for the Thermal/Acoustical Segment as strong margin improvement from the European automotive operation was offset by lower margin performance in the domestic automotive and industrial thermal operations. Filtration/Separation Segment gross margin was 1.5 percentage points lower primarily due to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs in the period for filtration products. Gross margin as a percent of sales for Other Products and Services was essentially flat.

Selling, product development and administrative expenses for the six months ended June 30, 2005 were $28.1 million, or 18.3 percent of net sales, compared with $27.7 million, or 18.8 percent of net sales, for the same period of 2004. One-time legal expenses of $1.2 million impacted the first six months of 2004. As in the quarter, the biggest component of the increase in 2005 related to the St. Nazaire operation becoming fully operational in 2005 versus being a start-up facility in the same period last year.

Net cash provided by operating activities was $7.8 million for the six months ended June 30, 2005 compared with $12.6 million for the same period in 2004.

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $56.2 million compared with $46.0 million for the second quarter of 2004. Automotive sales, which represented 79 percent of total segment sales for the second quarter of 2005, increased by 27.3 percent, excluding the favorable impact of foreign currency translation. Growth was achieved in both Europe and the U.S.

Industrial thermal product sales were relatively flat quarter over quarter. Sales of Affinity® temperature-control units were up in the quarter. Sales of cryogenic and appliance insulation and building products, used principally in heating, ventilation and air conditioning applications, were lower for the second quarter of 2005 compared with the same quarter of 2004.

Operating income for the Thermal/Acoustical Segment was $5.1 million for the second quarter of 2005 compared with $2.2 million for the same quarter of 2004. Excluding the charges associated with consolidating the domestic automotive operations and start-up operational losses in France from second quarter 2004 results, segment operating income increased by $0.8 million. Improvements in the domestic automotive operations have been slower than originally anticipated due to the challenge of integrating operations while at the same time bringing considerable new business on line. European automotive operations, however, made significant profit improvements during the quarter. Operating income of the industrial thermal businesses declined primarily related to product mix in the period.

Filtration/Separation – For the quarter, segment net sales were $18.2 million compared with $21.9 million in the same period last year. Excluding the favorable foreign currency translation effects, segment net sales decreased by 18.3 percent for the quarter. Filtration sales declined for the quarter as air filtration sales continued to be impacted by the reduction of clean room builds in Asia and current pricing pressures. Sales of the Company’s liquid filtration products were up slightly quarter over quarter. Sales of Vital Fluids products were lower primarily related to lower sales of blood and cell therapy and bioprocessing products.

Operating income of the Filtration/Separation Segment was $1.9 million for the second quarter of 2005 compared with $4.3 million for the comparable quarter of 2004. A major portion of the decrease was attributable to lower sales volume and corresponding reduced production runs resulting in higher per-unit manufacturing costs in the period for filtration products. Operating income of Vital Fluids was also lower as a result of lower sales volume.

Other Products and Services – For the quarter, net sales were $7.8 million compared with $7.2 million for the same quarter last year. Although trucking sales were the largest contributor to this growth, sales of specialty products were also up slightly compared with the second quarter of last year.

Operating income of Other Products and Services for the second quarter of 2005 was $0.7 million compared with $0.6 million in the same quarter last year. Higher sales volume led to increases in operating income.

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its second quarter ended June 30, 2005 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 406-5356 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2004 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 54 percent of Lydall’s second quarter 2005 net sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company. Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06042; Tel. 860-646-1233; email investor@lydall.com.

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$81,474	$74,659	$153,995	$147,074

Cost of sales	64,163	59,075	120,604	116,269

Gross margin	17,311	15,584	33,391	30,805

Selling, product development and administrative expenses	13,406	14,200	28,109	27,671

Operating income	3,905	1,384	5,282	3,134

Interest expense	502	371	832	676

Other expense (income), net	140	23	190	25

Income before income taxes	3,263	990	4,260	2,433

Income tax expense	1,171	346	1,525	851

Net income	$2,092	$644	$2,735	$1,582

Basic earnings per common share	$0.13	$0.04	$0.17	$0.10
Diluted earnings per common share	$0.13	$0.04	$0.17	$0.10

Weighted average common shares outstanding	16,067	16,097	16,064	16,124
Weighted average common shares and equivalents outstanding	16,137	16,173	16,148	16,207

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales

Thermal/Acoustical	$56,196	$46,001	$103,995	$90,501
Filtration/Separation	18,194	21,942	35,689	42,897
Other Products and Services	7,818	7,163	15,577	14,642
Reconciling Items	(734)	(447)	(1,266)	(966)

Consolidated Totals	$81,474	$74,659	$153,995	$147,074

Operating Income

Thermal/Acoustical	$5,134	$2,187	$9,003	$4,990
Filtration/Separation	1,913	4,304	3,820	7,174
Other Products and Services	718	633	1,307	1,149
Corporate Office Expenses	(3,860)	(5,697)	(8,848)	(10,179)
Reconciling Items	—	(43)	—	—

Consolidated Totals	$3,905	$1,384	$5,282	$3,134

Financial Position

In thousands except ratio data

	June 30, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$1,313	$1,580
Working capital	$56,351	$54,249
Total debt	$36,850	$38,113
Stockholders’ equity	$142,762	$144,504
Total capitalization	$179,612	$182,617
Current ratio	2.22	2.17
Total debt to total capitalization	20.5%	20.9%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$7,161	$9,550	$7,826	$12,551
Net cash used for investing activities	$(3,267)	$(9,201)	$(8,683)	$(13,029)
Net cash (used for) provided by financing activities	$(4,064)	$(3,064)	$691	$815
Depreciation and amortization	$3,846	$4,078	$7,542	$8,305
Capital expenditures	$3,267	$9,201	$8,683	$15,545

Common Stock Data

Quarter Ended June 30,

	2005	2004
High	$11.12	$10.71
Low	$7.94	$8.62
Close	$8.62	$9.77

During the second quarter of 2005, 1,007,700 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.